Exhibit 2.1

EXECUTION COPY
ASSET PURCHASE AGREEMENT
dated July 25, 2006
between
THE YANKEE CANDLE COMPANY, INC.
and
CANDLE ACQUISITION CO. (d/b/a ILLUMINATIONS)

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Table of Contents
(continued)

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Table of Contents
(continued)

		Page
9.8	Governing Law	41
9.9	Amendments and Waivers	41
9.10	Severability	42
9.11	Expenses	42
9.12	Submission to Jurisdiction	42
9.13	Construction	42

Exhibits
Exhibit A-1 -	Indemnification Escrow Agreement
Exhibit A-2 -	UPS Escrow Agreement
Exhibit B -	Bill of Sale
Exhibit C -	Trademark Assignment
Exhibit D -	Instrument of Assumption
Exhibit E -	Form of Landlord Consent
Exhibit F -	Opinion of DLA Piper Rudnick Gray Cary US LLP

Schedules
Schedule 1.1	—	Stores
Schedule 1.2(b)	—	Excluded Assets
Schedule 1.2(a)(v)	—	Assigned Contracts
Schedule 1.2(a)(viii)	—	Local Bank Accounts
Schedule 1.2(b)(ii)	—	Tenant Allowances
Schedule 1.4(a)(i)	—	Landlord Deposits
Disclosure Schedule
Schedule 6.1	—	Transferred Employees

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement is entered into as of July 25, 2006 by and between The Yankee Candle Company, Inc., a Massachusetts corporation (the “Buyer”), and Candle Acquisition Corp. (d/b/a “Illuminations”), a Delaware corporation (the “Seller”).
     This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets and assume certain of the liabilities of the Seller.
     In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE I
THE ASSET PURCHASE
     1.1 Key Definitions.
          (a) The “Acquired Stores” means the 15 stores of the Seller listed on Schedule 1 attached hereto under the heading “Definite Acquired Stores”.
          (b) The “Liquidated Stores” means the 24 stores of the Seller listed on Schedule 1 attached hereto under the heading “Liquidated Stores” (including the Termination-in-Progress Stores, the TBD Stores and the Temporary Liquidation Stores).
          (c) The “Termination-in-Progress Stores” means the nine stores of the Seller listed on Schedule 1 attached hereto under the heading “Liquidated Stores” and the subheading “Termination-in-Progress Stores”.
          (d) The “TBD Stores” means the five stores of the Seller listed on Schedule 1 attached hereto under the heading “Liquidated Stores” and the subheading “TBD Stores”.
          (e) The “September Temporary Liquidation Stores” means the five stores of the Seller listed on Schedule 1 attached hereto under the heading “Liquidated Stores” and the subheading “September Temporary Liquidation Stores”. The Buyer and Seller may change the list of September Temporary Liquidation Stores prior to the Closing by mutual written consent.
          (f) The “December Temporary Liquidation Stores” means the five stores of the Seller listed on Schedule 1 attached hereto under the heading “Liquidated Stores” and the subheading “December Temporary Liquidation Stores”. The Buyer and Seller may change the list of December Temporary Liquidation Stores prior to the Closing by mutual written consent. As context requires, the December Temporary Liquidation Stores and the September Temporary Liquidation Stores shall collectively be referred to herein as the “Temporary Liquidation Stores”.
          (g) “Corporate Headquarters” means the Seller’s corporate offices located at 1736 Corporate Circle, Petaluma, California.

          (h) “Seller’s Knowledge” means the actual knowledge of: (i) Wally Arnold and the executive officers of the Seller after reasonable efforts as to inquiry, and (ii) the directors of Seller.
     1.2 Purchase of Assets.
          (a) Upon and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.5(a)), the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, all right, title and interest in and to all of the following assets, properties and rights of the Seller existing as of the Closing (collectively, the “Acquired Assets”):
               (i) all tangible and intangible assets (excluding inventory) related to the ownership and operation of the Acquired Stores, including without limitation all computers, machinery, equipment, tools and tooling, furniture, fixtures and supplies located at the Acquired Stores;
               (ii) all tangible and intangible assets (excluding inventory) relating to the ownership or operation of the catalog, mail order and Internet business of the Seller (the “Consumer Direct Business”);
               (iii) the following inventory of the Seller:
                    (A) all inventory (including without limitation finished goods, supplies and packaging materials) that, as of the Closing Date, is located in or is in transit to any of the Acquired Stores; and
                    (B) all Buyer-Allocated Warehouse Inventory (as defined in Section 4.2) that is owned by the Seller as of the Closing.
               (iv) all tangible assets located at the Corporate Headquarters;
               (v) all rights of the Seller under the contracts, agreements or instruments to which the Seller is a party that are listed on Schedule 1.2(a)(v) (the “Assigned Contracts”), including without limitation the rights to deposits, credits or allowances under leases for the Acquired Stores;
               (vi) all Intellectual Property (as defined in Section 2.5), including without limitations the trademarks “Illuminations” and “Illume”;
               (vii) all goodwill of the Seller;
               (viii) petty cash located in the Acquired Stores;
               (ix) all claims, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment relating to the Acquired Assets;

               (x) all Permits (as defined in Section 2.14), to the extent transferable, of the Seller relating to the Acquired Assets, the Acquired Stores, the Consumer Direct Business or the Corporate Headquarters;
               (xi) all books, records, accounts, ledgers, files, documents, correspondence, employment records, customer and prospect lists, manufacturing and procedural manuals, Intellectual Property records, sales, advertising and promotional materials, studies, reports and other printed or written materials to the extent relating to the Acquired Assets, the Acquired Stores, the Consumer Direct Business or the Corporate Headquarters; and
               (xii) all other tangible and intangible assets and rights associated with or used in the business of the Seller, other than those (A) located in or used exclusively in connection with the Liquidated Stores and (B) the Excluded Assets (as defined below);
          (b) Notwithstanding any provision of Section 1.2(a), the Acquired Assets shall not include the following assets (the “Excluded Assets”):
               (i) any cash or cash equivalents of the Seller, other than those specified in Section 1.2(a)(viii);
               (ii) tenant allowances relating to the Acquired Stores to the extent earned but not yet paid to the Seller as of the Closing Date and specified on Schedule 1.2(b)(ii) attached hereto;
               (iii) any lease deposits, including those under leases covering the Acquired Stores;
               (iv) any accounts receivable of the Seller arising prior to the Closing Date;
               (v) all real estate owned or leased by the Seller other than the leases relating to the Acquired Stores and the Corporate Headquarters, including the real estate listed in Schedule 1.2(a)(v) attached hereto;
               (vi) the Certificate of Incorporation and By-laws of the Seller, qualifications of the Seller to conduct business in any foreign jurisdictions, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seals, corporate minute books, stock transfer books, and other documents relating to the organization and existence of the Seller as a corporation; provided that, for the avoidance of doubt, the assets enumerated in this Section 1.2(b)(vi) shall be subject to the Buyer’s right to reasonable access as set forth in Section 6.8;
               (vii) any motor vehicles owned or leased by the Seller;
               (viii) the Liquidation Inventory (as defined in Section 4.2);

               (ix) all rights under any contracts, agreements or instruments of the Seller that are not Assigned Contracts;
               (x) all insurance policies and employee benefit plans of the Seller and all rights thereunder;
               (xi) all Tax returns, and rights to receive refunds, credits and loss carryforwards with respect to any Taxes of Seller;
               (xii) all rights, claims, causes of actions, choses in action, defaults, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any Retained Liability (as defined below) or other Excluded Asset;
               (xiii) any of the rights of the Seller under this Agreement or the Escrow Agreements (as defined in Section 1.4(b)), the bill of sale, the trademark assignment and the instrument of assumption delivered pursuant to Section 1.5 (collectively, the “Ancillary Agreements”); and
               (xiv) any items listed on Schedule 1.2(b)(xiv) attached hereto.
     1.3 Assumption of Liabilities.
          (a) The Buyer shall assume and become responsible for all obligations of the Seller arising after the Closing under the Assigned Contracts (the “Assumed Liabilities”).
          (b) The Buyer shall not assume or become responsible for, and the Seller shall remain liable for, any and all liabilities or obligations of the Seller that are not Assumed Liabilities (collectively, the “Retained Liabilities”). The Retained Liabilities shall include, without limitation (i) all expenses, obligations, liabilities and claims associated with the operation, closing, and termination of the lease with respect to, each Liquidated Store, and (ii) the obligations of the Seller under gift cards of the Seller outstanding as of the Closing Date.
     1.4 Purchase Price; Escrows.
          (a) The purchase price to be paid by the Buyer for the Acquired Assets shall be $22,000,000, subject to the following adjustments:
               (i) The purchase price shall be increased by the total amount of the deposits paid by the Seller and held by the landlord as of the Closing Date under each lease for an Acquired Store. Schedule 1.4(a)(i) attached hereto lists, for each of the 15 stores listed under the heading “Definite Acquired Stores” and the two stores listed under the heading “Optional Stores” on Schedule 1 attached hereto, the amount of the deposit paid by the Seller and held by the landlord as of the Closing Date under such lease.
               (ii) The purchase price shall be decreased by the dollar amount of the gift cards of the Seller outstanding as of the Closing Date and set forth on Schedule 1.4(a)(ii). Not later than one business day prior to the Closing Date, the Seller shall deliver written notice to the Buyer of such amount, accompanied by documentation providing reasonable support for such amount.
               (iii) The purchase price shall be adjusted pursuant to Section 1.6, which adjustments shall be made prior to the Closing to the extent practicable and otherwise after the Closing, as provided in Section 1.6.
The $22,000,000 purchase price, as adjusted as set forth in this Section 1.4(a), is referred to herein as the “Purchase Price”.
          (b) At the Closing, the following components of the Purchase Price shall be placed into escrow:
               (i) The Buyer shall pay $1,100,000 of the Purchase Price to Bank of America (the “Escrow Agent”), to be held in escrow pursuant to the terms of the Indemnification Escrow Agreement among the Buyer, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit A-1 (with such changes or modifications as may be required by the Escrow Agent), for the purpose of securing the indemnification obligations of the Seller set forth in Article VII of this Agreement.
               (ii) The Buyer shall pay $511,573 of the Purchase Price to the Escrow Agent, to be held in escrow pursuant to the terms of the UPS Escrow Agreement among the Buyer, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit A-2 (with such changes or modifications as may be required by the Escrow Agent), for the purpose of funding the payments to the Buyer pursuant to Section 6.2(c) of this Agreement.
The Indemnification Escrow Agreement and the UPS Escrow Agreement are collectively referred to as the “Escrow Agreements”.
     1.5 The Closing.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents commencing at 11:00 a.m. local time and effective as of 11:59 p.m. on July 30, 2006 or, if later, the date that is two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby, excluding the delivery at the Closing of any of the documents set forth in Article V, or such other date as may be mutually agreeable to the Parties (the “Closing Date”). All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
          (b) At the Closing:
               (i) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit B, a trademark assignment in substantially the form attached hereto as Exhibit C, and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;
               (ii) the Seller shall deliver to the Buyer the Assignment of Leases, waivers, permits, consents and approvals to the extent provided for in Section 4.5 and Section 5.1(a);
               (iii) the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit D;
               (iv) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;
               (v) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.2;
               (vi) the Buyer shall pay to the Seller, by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the Purchase Price less the amounts to be deposited in escrow pursuant to Section 1.4(b) (it being acknowledged and agreed that if the Closing Date is July 30, 2006, the Buyer’s obligations under this Section 1.5(b)(vi) shall be deemed satisfied if undertaken on July 31, 2006).
               (vii) the Buyer, the Seller and the Escrow Agent shall execute and deliver the Escrow Agreements and the Buyer shall deliver to the Escrow Agent, by wire transfer or other delivery of immediately available funds to an account designated by the Escrow Agent, the amounts provided for in Section 1.4(b) (it being acknowledged and agreed that if the Closing Date is July 30, 2006, the Buyer’s obligations under this Section 1.5(b)(vii) shall be deemed satisfied if undertaken on July 31, 2006);
               (viii) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and
               (ix) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
     1.6 Apportionment.
          (a) The Purchase Price set forth in Section 1.4(a) shall be subject to adjustment as set forth in this Section 1.6. In the event that any of the adjustments provided for in this Section 1.6 cannot be calculated as of the Closing Date, the appropriate payment shall be made by the Buyer or the Seller, as the case may be, to the other Party as promptly following the Closing Date as is practicable.
          (b) For each Assigned Contract (including leases of real estate or equipment) for which rent or other payments have been made in advance by the Seller covering a payment period that includes time on or after the Closing Date, the Purchase Price shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in such payment period on and after the Closing Date and the denominator of which is the total number of days in such payment period.
          (c) For each Assigned Contract (including leases of real estate or equipment) for which rent or other payments are to be made in arrears by the Buyer covering a payment period that includes time on or before the Closing Date, the Purchase Price shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number of days in such payment period through but excluding the Closing Date and the denominator of which is the total number of days in such payment period.
          (d) For any water, sewer, fire protection and other service fees, any electricity, gas, telephone and other utility expenses, and any real estate taxes or assessments, which (i) relate to any site covered by a real estate lease that is being assigned by the Seller to the Buyer as an Assigned Contract and (ii) have been paid in advance by the Seller covering a payment period that includes time after the Closing Date, the Purchase Price shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in such payment period on and after the Closing Date and the denominator of which is the total number of days in such payment period.
          (e) For any water, sewer, fire protection and other service fees, any electricity, gas, telephone and other utility expenses, and any real estate taxes or assessments, which (i) relate to any site covered by a real estate lease that is being assigned by the Seller to the Buyer as an Assigned Contract and (ii) are to be paid in arrears by the Buyer covering a payment period that includes time on or before the Closing Date, the Purchase Price shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number days in such payment period through but excluding the Closing Date and the denominator of which is the total number of days in such payment period.
     1.7 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule of the Seller attached hereto (the “Disclosure Schedule”), the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article II.
     2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and use its properties and to carry on its business as now being conducted. The Seller is qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction (i) where the conduct of the Consumer Direct Business requires such qualification, and (ii) in which the Acquired Assets are located, each of which jurisdictions is listed in Section 2.1 of the Disclosure Schedule. The Seller has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws. The Seller is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws.
     2.2 Capitalization; Subsidiaries.
          (a) The authorized capital stock of the Seller consists of 1,000,000 shares of common stock, $.001 par value per share, of which, as of the date of this Agreement, 500,000 shares were issued and outstanding and no shares were held in the treasury of the Seller. All the issued and outstanding shares of common stock have been duly authorized and validly issued and are held of record and beneficially by Madeleine LLC (“Madeleine”).
          (b) There are no outstanding options, warrants or other instruments giving any party the right to acquire any of the capital stock of the Seller.
          (c) The Seller has no Subsidiaries. For the purposes of this Agreement, “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Seller (or another Subsidiary) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
     2.3 Authorization of Transaction and Noncontravention. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller (including, without limitation, the unanimous vote of the Seller’s sole stockholder authorizing the sale of the Acquired Assets). This Agreement has been, and the Ancillary Agreements upon execution at the Closing will be, duly and validly executed and delivered by the Seller and constitute (or in the case of the Ancillary Agreements, will constitute as of the Closing) valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or By laws of the Seller; (c) violate any judgment, decree, order or award of any court or governmental or regulatory agency or authority (a “Governmental Entity”) applicable to the Seller; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or require any consent under, or cause any acceleration of rights or obligations under, or cause the creation of any lien, charge or encumbrance upon the Seller’s assets pursuant to, any indenture, mortgage or deed of trust or other agreement or instrument to which the Seller is a party or by which the Seller or any of its assets is bound.
     2.4 Financial Statements and Related Information.
          (a) The Seller has previously delivered to the Buyer copies of its audited financial statements as of and for the fiscal year ended January 31, 2005 and its unaudited financial statements as of and for the fiscal year ended January 31, 2006 and the five-month period ended June 30, 2006. Such financial statements (i) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except the unaudited financial statements do not include footnotes and are subject to normal recurring year-end adjustments that will not be material in amount) and (ii) fairly present, as of the dates and for the periods indicated, the financial condition and results of operations of the Seller.
          (b) The Seller has no liability or commitment other than (i) the liabilities shown on the Seller’s balance sheet as of June 30, 2006, (ii) liabilities, similar in nature and amount to those shown on such balance sheet, which have arisen since June 30, 2006 in the ordinary course of business and (iii) contractual and other liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on a balance sheet.
          (c) Except as set forth in Section 2.4(c) of the Disclosure Schedule, since January 31, 2006, there has been no material adverse change in the business, properties, condition (financial or otherwise), results of operations, prospects or liabilities of the Seller insofar as they relate to the Acquired Assets, the Acquired Stores or the Consumer Direct Business, and, to the Seller’s Knowledge, there has occurred no event or development that may reasonably be foreseen to result in the future in such a material adverse change.
     2.5 Intellectual Property.
          (a) The Seller owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, have manufactured, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Seller to other parties (together, the “Customer Deliverables”) and (ii) to operate the Seller’s internal systems that are used in the business or operations of the Seller, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to the Seller and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Seller Intellectual Property”). Each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was by the Seller immediately prior to the Closing. The Seller has taken all reasonable measures to protect the proprietary nature of each item of owned Seller Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. No other person or entity has any rights to any of the Seller Intellectual Property owned by the Seller (except pursuant to agreements or licenses specified in Section 2.5(c) of the Disclosure Schedule with respect to the “Illume” trademark), and, to the Seller’s Knowledge, no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor including, without limitation, the trademarks “Illuminations” and “Illume” and all derivations thereof and (vi) other proprietary rights relating to any of the foregoing. Section 2.5(a) of the Disclosure Schedule lists each trademark or service mark registration or application therefor, patent, patent application, copyright registration or application therefor, and domain name registration or application therefor of the Seller. The Seller has used the trademarks listed in Section 2.5(a) of the Disclosure Schedule since the dates set forth in such Section. The Seller does not use any trademarks or trade names other than those listed in Section 2.5(a) of the Disclosure Schedule.
          (b) Except as set forth in Section 2.5(b) of the Disclosure Schedule, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the Seller’s Knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. The Seller has provided to the Buyer complete and accurate copies of all written documentation in the Seller’s possession relating to claims or disputes known to the Seller concerning any Seller Intellectual Property.
          (c) Section 2.5(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Seller Intellectual Property.
          (d) Section 2.5(d) of the Disclosure Schedule identifies each item of Seller Intellectual Property that is owned by a party other than the Seller, and the license or agreement pursuant to which the Seller uses it (excluding off the shelf software programs licensed by the Seller pursuant to “shrink wrap” licenses).
     2.6 Real Property. The Seller does not own any real property.
     2.7 Ownership, Condition and Sufficiency of Assets.
          (a) Except as set forth in Section 2.7(a) of the Disclosure Schedule, the Seller is the true and lawful owner, has good title to, all of the Acquired Assets, and as of Closing, the

Acquired Assets will be free and clear of all Security Interests (as defined below). Except as set forth in Section 2.7(a) of the Disclosure Schedule, upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5, the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests (including Security Interests arising under any tax lien statutes or regulations of any state in which the Acquired Assets are located).
          (b) The Acquired Assets are sufficient for the conduct of the Seller’s business in the Acquired Stores and the Consumer Direct Business, in each case as presently conducted.
          (c) Each tangible Acquired Asset (other than Go-Forward Inventory) is free from material defects, has been maintained in accordance with normal industry practice, is in adequate operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Each tangible asset not owned by the Seller is in such condition that upon the return of such tangible asset to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Seller and the owner or lessor thereof, the obligations of the Seller and the Buyer (as assignee of the Seller) to such owner or lessor with respect to the condition of such tangible asset will be discharged in full.
          (d) “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Seller and not material to the Seller’s operations, (iv) liens under statutory tax provisions for taxes not yet due or payable, (v) a lien on the ILLUME trademark to secure the license of this trademark to Starlume, Inc. (“Starlume”) and to secure obligations under a Co-Existence Agreement between Seller and Starlume, (vi) liens of collecting banks under the UCC on items in the course of collection, statutory liens and rights of set-off of banks, (vii) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business conducted in the Acquired Stores or the Consumer Direct Business, as presently conducted, (viii) liens arising by or through a landlord on real property leased by Seller, and (ix) any zoning or similar law or right reserved to or vested in any government authority to control or regulate the use of any property.
     2.8 Contracts.
          (a) Section 2.8 of the Disclosure Schedule lists each contract, agreement or commitment (written or oral) to which the Seller is a party (other than leases or subleases for the Liquidated Stores) that is material to the business or operations of the Seller, including without limitation (i) any contract, agreement or commitment providing for the payment by or to the Seller of an amount in excess of $10,000; (ii) any contract, agreement or commitment that calls for performance over a period of more than one year; (iii) any contract, agreement or commitment concerning confidentiality, ownership of ideas or inventions, work for hire, non-

disclosure or non-competition; (iv) any contract, agreement or commitment with any current or former stockholders or employees of or consultants to the Seller; (v) any contract, agreement or commitment with any distributors of the products or services of the Seller; (vi) any contract, agreement or commitment in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party; and (vii) any lease or sublease of real property or any other contract, agreement or commitment relating to the use or occupancy of real property (excluding those relating to the Liquidated Stores) (collectively, together with the agreements and licenses listed in Section 2.5 of the Disclosure Schedule, the “Contracts”).
          (b) The Seller has previously delivered to the Buyer a true, complete and correct copy of each Contract. With respect to each Contract that is an Assigned Contract:
               (i) such Assigned Contract is legal, valid, binding, enforceable and in full force and effect;
               (ii) subject to obtaining the consents described in Section 2.8(b) of the Disclosure Schedule, such Assigned Contract may be assigned to the Buyer and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;
               (iii) neither the Seller nor, to the Seller’s Knowledge, any other party to such Assigned Contract is in material breach or violation of, or default under, such Assigned Contract, and no event has occurred or, to the Seller’s Knowledge, is threatened that, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration thereunder;
               (iv) there are no modifications, side agreements or other agreements with respect to such Assigned Contract other than those listed in Section 2.8(b)(iv) of the Disclosure Schedule attached hereto;
               (v) for each Assigned Contract covered by Section 2.8(a)(vii), (A) the facilities, premises or space covered by such Assigned Contract (the “Leased Premises”) are supplied with utilities adequate for the operations of the Leased Premises, and to the Seller’s Knowledge, there is no fact or condition that may reasonably be expected to materially and adversely impact the continued provision of such infrastructure to the Leased Premises, (B) the Seller is not aware of any easement, covenant or other encumbrance applicable to the Leased Premises that would reasonably be expected to materially impair the current use or occupancy of the Leased Premises, (C) the Seller is in actual possession of the Leased Premises and no portion of the Leased Premises is subject to a sublease, license or other arrangement by which a third party may have rights to the use of the Leased Premises and (D) except as set forth in Section 2.8(b)(v) of the Disclosure Schedule, the Seller’s interest in the Leased Premises is either senior to any liens on the applicable landlord’s interest or is the subject of a duly authorized, executed and delivered subordination, non-disturbance and attornment agreements with a lender or a recognition agreements with any ground lessor; and

               (vi) the Seller is not aware of any fact or condition that would reasonably be expected to adversely impact the use or occupancy of any Leased Premises as currently used or occupied by the Seller, including, solely by way of example, (A) notices of condemnation relating to the Leased Premises or a significant part of the building within which the Leased Premises is located or any parking that is reasonably expected to be used by customers of the Acquired Stores; (B) defects in the physical condition of a material portion of any Acquired Store or the Corporate Headquarters; or (C) to the Seller’s Knowledge the pending or threatened departure of an anchor tenant within any mall or shopping center that provides the space within which an Acquired Store operates.
          (c) Except as set forth in Section 2.8(c) of the Disclosure Schedule, the Seller has entered into a lease termination agreement for each of the Termination-in-Progress Stores, copies of which have been delivered to the Buyer, which provide for the termination of such leases and the closing of such stores on or before July 31, 2006.
     2.9 Tax Matters.
          (a) The Seller has filed on a timely basis all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Seller has paid on a timely basis all Taxes (as defined below) that were due and payable. The Seller has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Seller during a prior period) other than the Seller. All Taxes that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. The Seller has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party. “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, net worth, alternative or add-on minimum, capital stock, capital gains, documentary, recapture, transfer gains, estimated, unemployment compensation, gains, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any terms described above or any contest or dispute thereof. “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
          (b) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller.

          (c) Section 2.9(c) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Seller files or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on any “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Seller’s nexus with such jurisdiction.
          (d) The Seller has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Seller relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Seller relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the Seller’s Knowledge, threatened or contemplated, and the Seller does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Seller. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed.
          (e) To the Seller’s Knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any lien on the assets of the Seller.
          (f) The Seller has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the Seller and as to which the Seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.
          (g) The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.
          (h) The Seller has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.
     2.10 Product and Service Warranties. Except as set forth in Section 2.10 of the Disclosure Schedule, no product manufactured, sold, leased, licensed or delivered by the Seller and no service provided by the Seller is subject to any guaranty, express warranty, right of return, right of credit or other indemnity beyond the applicable standard warranty terms that are set forth in Section 2.10 of the Disclosure Schedule. Except as set forth in Section 2.10 of the

Disclosure Schedule, since January 1, 2004, there have been no product liability claims against the Seller and no product recalls by the Seller.
     2.11 Suppliers. The Seller has good relations with its suppliers. No material supplier has indicated that it will not sell materials or products to the Seller in the future.
     2.12 Insurance. The Seller maintains and has maintained since its inception insurance with respect to its assets and business, the scope and coverage amounts of which are adequate and customary for the business.
     2.13 Legal Compliance; Environmental Matters. The Seller, and the conduct and operations of the Seller’s business, are, and have at all times since inception been, in compliance with each applicable law (including rules and regulations thereunder) of any federal, state or local Governmental Entity (including without limitation any relating to public health and safety, consumer protection, product labeling, environmental protection or hazardous waste), except for any violation or default that has not resulted and will not result in a material adverse effect on the Seller or its business. Without limiting the generality of the foregoing, to the Seller’s Knowledge, it is in compliance with California Proposition 65. The Seller has not received any notice from any federal, state or local Governmental Entity indicating that it or any Leased Premises is or may be in violation of any law. The Seller has no liability in connection with any environmental remediation or cleanup. The Seller does not have any liabilities or obligations arising from, nor to the Seller’s Knowledge has there been any release or discharge on any Leased Premises of any pollutants, contaminants or hazardous substances (as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit (as defined in Section 2.14), or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
     2.14 Permits. The Seller possesses all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights (“Permits”) issued by or obtained from any Governmental Entity or any other third party, that are required to conduct the business of the Seller as presently conducted. Each Permit relating to the Acquired Assets, Acquired Stores, Consumer Direct Business or the Corporate Headquarters is listed in Section 2.14 of the Disclosure Schedule. Except as set forth in Section 2.14 of the Disclosure Schedule, each Permit is in full force and effect and may be assigned to the Buyer and will be in full force and effect immediately following the Closing and will not expire or terminate solely as a result of the transactions contemplated by this Agreement.
     2.15 Legal Proceedings. Except as set forth in Section 2.15 of the Disclosure Schedule, the Seller: (a) is not a party or subject to any unsatisfied judgment, order, decree, stipulation or injunction; (b) is not a party or subject to any pending litigation, suit, action, investigation, proceeding or arbitration (a “Legal Proceeding”); and (c) to the Seller’s Knowledge, is not threatened with any Legal Proceeding.
     2.16 Confidential Information. The Seller has not disclosed any information of a proprietary or confidential nature relating to its business, products, Intellectual Property or financial condition to any person or entity, except, (a) in the ordinary course of business, to parties who have signed confidentiality agreements with the Seller, (b) to the legal and financial advisors of the Seller, and (c) to the Buyer and its legal and financial advisors.
     2.17 Employees and Consultants. All present employees of the Seller working in any Acquired Store, the Consumer Direct Business or the Corporate Headquarters as of the date hereof are listed in Section 2.17 of the Disclosure Schedule, together with their job titles, salaries and information as to whether the employee is being sponsored by the Seller or is working for the Seller pursuant to a non-immigrant visa. Except as listed in Section 2.17 of the Disclosure Schedule, to the Seller’s Knowledge there are no conditions or circumstances under which any of the employees of the Seller could not be immediately hired by the Buyer. Neither the Seller nor the Buyer will be subject to any federal or state plant-closing or similar laws as a result of the closing by the Seller of the Liquidated Stores. No employees of the Seller are represented by any labor union or subject to any collective bargaining agreement, there has been no attempt by the employees to organize, and the employee relations of the Seller are good. The Seller has complied with all applicable laws regarding the hiring and employment of its employees, including without limitation those relating to wages, hours and overtime.
     2.18 Employee Benefits.
          (a) Section 2.18 of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Seller or any ERISA Affiliate (as defined below). “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, flex-time and part-time policies, equity options, equity purchase, phantom equity, equity appreciation or other forms of incentive compensation or post retirement compensation. “ERISA Affiliate” means any entity that is or at any applicable time was a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller. Complete and accurate copies of (i) all Employee Benefit Plans that have been reduced to writing, (ii) all related trust agreements, insurance contracts and summary plan descriptions, and (iii) all annual reports filed on IRS Form 5500, 5500C or 5500R for each Employee Benefit Plan since inception of the Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms, and the Seller and each ERISA Affiliate have in all material respects met their obligations with respect to such Employee Benefit Plan and have made all required contributions thereto. The Seller, each ERISA Affiliate and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder. All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or the United States Department of Labor have been duly submitted.
          (b) There are no known investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.
          (c) Neither the Seller nor any ERISA Affiliate has ever (i) other than the Seller’s 401(k) Plan, maintained an Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (ii) maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA, or (iii) been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
          (d) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination or employment to any employee of the Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.
          (e) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Seller or any ERISA Affiliate that would subject the Seller or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.
          (f) Each Employee Benefit Plan is amendable and terminable unilaterally by the Seller at any time without liability to the Seller as a result thereof (other than ordinary administrative expenses normally incurred in connection with such a termination or amendment) and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Seller from amending or terminating any such Employee Benefit Plan.
          (g) Section 2.18(g) of the Disclosure Schedule sets forth the Seller’s policy with respect to accrued vacation liability, accrued sick time and earned time-off liability and the amount of such liabilities as of the Closing Date.
     2.19 Business Relationships With Affiliates. There are no agreements, arrangements or relationships whereby any current or former officer, director or stockholder of the Seller (or any Affiliate (as defined below) or family member thereof) (a) owns any property or right, tangible or intangible, that is used in the business of the Seller, (b) has any claim or cause of action against the Seller, (c) owes any money to the Seller or is owed any money by the Seller or (d) has any other business relationship with the Seller other than in the capacity as an officer, director or stockholder. “Affiliate” means an affiliate as defined in Rule 12b-2 under the Securities Exchange Act of 1934.
     2.20 Books, Records and Controls.
          (a) The financial and accounting records and other business records of the Seller, as furnished to the Buyer, are accurate and complete in all material respects.
          (b) The Seller maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Seller and to maintain accountability for the Seller’s assets, (iii) access to assets of the Seller is permitted only in accordance with management’s authorization, and (iv) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
     2.21 Brokers’ Fees. No financial advisor, broker, agent or finder was utilized by the Seller in connection with the transactions contemplated by this Agreement and no fees and expenses are due or owing by the Seller to any financial advisor, broker, agent or finder in connection with the transactions contemplated by this Agreement.
     2.22 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained or information provided in the Disclosure Schedule, the other Schedules to this Agreement, or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Seller as follows:
     3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite power and authority to own and use its properties and to carry on its business as now being conducted.
     3.2 Authorization of Transaction and Noncontravention. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Articles of Organization or By laws of the Buyer; (c) violate any judgment, decree, order or award of any Governmental Entity applicable to the Buyer; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or require any consent under, or cause any acceleration of rights or obligations under, any indenture, mortgage or deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer or any of its assets is bound.
ARTICLE IV
PRE-CLOSING COVENANTS
     4.1 Closing of Stores by the Seller.
          (a) The Seller shall, as promptly as practicable following the date of this Agreement and in any event prior to the Closing Date, close each of the Termination-in-Progress Stores. The Seller shall, promptly following the closing of each Termination-in-Progress Store, give written notice of such closing to the Buyer.
          (b) The Seller shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to negotiate and execute a lease termination agreement with the landlord under the lease for each of the TBD Stores as promptly as practicable following the date of this Agreement. The Buyer shall cooperate fully in the Seller’s efforts in this regard, including assisting the Seller in its negotiations with the landlords of such stores to the extent practicable; provided that the Buyer shall not be required to incur any obligation or liability with respect to the termination of any such leases or the closing of any such stores. The Seller shall, regardless of whether it has executed a lease termination agreement with respect to such store, close each of the TBD Stores on or prior to the Closing Date.
          (c) The Seller shall use its Reasonable Best Efforts to negotiate and execute a lease termination agreement with the landlord under the lease for each of the Temporary Liquidation Stores (other than those for which a lease termination agreement was executed prior to the date of this Agreement) as promptly as practicable following the date of this Agreement. The Buyer shall cooperate fully in the Seller’s efforts in this regard, including assisting the Seller in its negotiations with the landlords of such stores to the extent practicable; provided that the Buyer shall not be required to incur any obligation or liability with respect to the termination of any such leases or the closing of any such stores. Regardless of whether it has executed a lease termination agreement with respect to any such store, the Seller shall not be obligated to close any of the Temporary Liquidation Stores on or prior to the Closing Date.

          (d) All costs, expenses, obligations and liabilities of any nature associated with operating and closing the Termination-in-Progress Stores and the TBD Stores and terminating the leases with respect to the Liquidated Stores (including without limitation any termination or other payments to the landlords under the leases for such stores) shall be borne solely by the Seller.
          (e) The Seller shall operate the Liquidated Stores prior to their closing, and shall close the Termination-in-Progress Stores and the TBD Stores, in a manner designed to protect the brand image and goodwill of the Seller and the Illuminations brand. The Buyer acknowledges and agrees that the Seller will be disposing of inventory in the Liquidated Stores in a manner customary for the closing of a store, including without limitation selling products at prices lower than customary retail prices for such products and posting signs indicating that such store is being closed. However, the Seller may not use, in connection with store signage or other advertising or promotional materials, the phrase “going out of business” or any similar phrase that implies that the entire Illuminations business or brand (as opposed to a particular store) is being closed, liquidated or terminated. With the consent of the Buyer, which shall not be unreasonably withheld, the Seller may delegate all or a portion of the operation of the Liquidation Stores to a liquidator such as Gordon Brothers or HILCO; provided, however, that to the extent any branded inventory is to be sold by such liquidator other than through the Liquidation Stores, the liquidation plan for such inventory (including the geographies, trade channels and customers) must be approved in advance by the Buyer and Wally Arnold. The Seller agrees that it will not, directly or indirectly, file for protection under any federal or state bankruptcy, reorganization, receivership, insolvency or similar law affecting the rights of creditors generally, make an assignment for the benefit of creditors, appoint (or permit the appointment of) a receiver or custodian for the Seller or any of its assets, or otherwise seek to reject or avoid its obligations under any real estate leases or other contractual obligations.
     4.2 Inventory Allocation.
          (a) The Buyer and the Seller shall, no later than July 29, 2006 (the “First Allocation Date”), jointly (1) conduct a physical inventory count of all inventory (including without limitation raw materials, work-in-process, finished goods, supplies and packaging materials) of the Seller that is located in the warehouse leased by the Seller pursuant to the UPS Contract, as defined in Section 6.2(a) (the “Warehouse”), and (2) allocate all such inventory, together with all inventory that is in transit to the Warehouse, whether scheduled for delivery prior to or after the Closing (collectively, the “First Allocation Date Warehouse Inventory”), into one of the following two categories:
               (i) “Buyer-Allocated Warehouse Inventory” shall consist of First Allocation Date Warehouse Inventory of a nature and in an amount that satisfies all of the following criteria: (A) it comprises SKUs and product categories that the Buyer intends (in its sole discretion) to sell following the Closing in the Acquired Stores and/or in the Consumer Direct Business (inventory satisfying clause (A) is referred to as “Go-Forward Inventory”), (B) it is first-class, saleable inventory and (C) the parties mutually agree, based upon the likely number of Acquired Stores, that such inventory is appropriate to support the operation of the Acquired Stores and the Consumer Direct Business following the Closing, it being agreed that the Buyer shall have the right in its sole but reasonable discretion to select which products and quantities shall be used to satisfy its allocation of the First Allocation Date Warehouse Inventory.
               (ii) “Liquidation Inventory” shall consist of all First Allocation Date Warehouse Inventory that is not Buyer-Allocated Warehouse Inventory (including, for purposes of clarification, (A) damaged, obsolete, out of season, or discontinued inventory, (B) all inventory other than Go-Forward Inventory that is scheduled for delivery following the Closing Date and (C) inventory sold by the Buyer to the Seller pursuant to Section 6.3(b)).
          (b) Following the First Allocation Date, the Seller shall not, without the prior written consent of the Buyer, purchase any inventory (except pursuant to purchase orders outstanding on the First Allocation Date covering inventory that comprises First Allocation Warehouse Inventory or from the Buyer) or issue purchase orders for any inventory.
          (c) The Seller shall use its Reasonable Best Efforts to liquidate, at its sole expense, such portion of the Liquidation Inventory that can be delivered to and sold through the Liquidated Stores prior to the Closing.
          (d) The Seller may not distribute, ship, reduce, re-allocate, sell or alter in any way any of the Buyer-Allocated Warehouse Inventory, except for deliveries to and sales through the Acquired Stores in the ordinary course of business. The Seller shall, from the First Allocation Date through the Closing, hold all Buyer-Allocated Warehouse Inventory in the Warehouse as physically separate and distinct from the Liquidation Inventory in the Warehouse.
          (e) If the Closing Date is after July 30, 2006, the Buyer and the Seller shall, on the day prior to the Closing Date, jointly conduct a physical inventory count of all inventory (including without limitation raw materials, work-in-process, finished goods, supplies and packaging materials) that is located in the Warehouse. In connection with this second physical inventory, the Buyer and the Seller may, but shall not be required to, reallocate the existing Go-Forward Inventory based upon the actual number of Acquired Stores to be acquired by the Buyer at the Closing.
          (f) On or before the Closing Date, the Seller shall at its expense move all Liquidation Inventory owned by the Seller as of the Closing Date from the Warehouse to another warehouse or facility leased by the Seller for the purpose of supplying the Temporary Liquidation Stores following the Closing (the “Temporary Liquidation Store Warehouse”). With the consent of the Buyer, which shall not be unreasonably withheld, the Seller may delegate all or a portion of the operation of the Temporary Liquidation Stores to a liquidator such as Gordon Brothers or HILCO; provided, however, that to the extent any branded inventory is to be sold by such liquidator other than through the Temporary Liquidation Stores, the liquidation plan for such inventory (including the geographies, trade channels and customers) must be approved in advance by the Buyer and Wally Arnold.
          (g) The costs of the physical inventories referred to in this Section 4.2 shall be shared equally by the Buyer and the Seller.

     4.3 Opening of Store. Through the Closing, the Seller shall perform its obligations then existing under all construction and other contracts relating to the build-out of the Acquired Store to be opened at Westfield San Francisco Centre and otherwise use it Reasonable Best Efforts to ensure that such store is ready for opening on its scheduled opening date of September 28, 2006.
     4.4 Closing Efforts. Through the Closing, the Buyer and Seller shall use their respective Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to cause (i) its representations and warranties to remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement to be satisfied.
     4.5 Notices and Consents.
          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required with respect to such Party in order to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.
          (b) The Seller shall use its Reasonable Best Efforts to cause the landlord under the lease covering each Acquired Store to execute and deliver to the Buyer at the Closing (i) an Assignment and Assumption of Lease Agreement satisfactory to the Buyer evidencing the consent of the landlord to the assignment by the Seller to the Buyer of such lease and containing (x) customary estoppel provisions indicating that there are no defaults or current liabilities on the part of the Seller and (y) an acknowledgement by the landlord providing that any radius restrictions contained in the lease shall not apply to any store operated by Buyer under the Yankee Candle trade name (an “Assignment of Lease”) and (ii) a consent of the landlord to the assignment by the Seller to the Buyer of such lease in the form attached hereto as Exhibit E (the “Landlord Consent”), it being agreed that a Landlord Consent shall not be required if the Seller is able to obtain an executed Assignment of Lease prior to the Closing. In the event the Buyer is unable to cause a landlord under the lease covering an Acquired Store to execute and deliver an Assignment of Lease at the Closing, the Seller shall continue to use its Reasonable Best Efforts to obtain such Assignment of Lease from each such landlord as promptly as practicable following the Closing.
          (c) The Seller shall use its Reasonable Best Efforts to obtain, at its expense, any other waivers, consents or approvals from third parties, and to give any notices to third parties, as are required by law or by contract (including without limitation any required consents to assignment of the Assigned Contracts other than the leases for the Acquired Stores) in order to permit the Seller to sell, transfer, convey, assign and deliver to the Buyer the Acquired Assets at the Closing.

          (d) The Buyer shall have the right to participate with the Seller in any discussions or negotiations with landlords or other third parties with respect to the obtaining of any Assignment of Leases, waivers, consents or approvals.
     4.6 Operation of Business. Except as specifically provided in this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall (i) conduct its operations in the ordinary course of business, consistent with past custom and practice, in a manner that protects the brand image and goodwill of the Seller’s business, and in compliance with all applicable laws and regulations, and (ii) use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the prior written consent of the Buyer:
          (a) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature listed or required to be listed in Section 2.5 or Section 2.8 of the Disclosure Schedule;
          (b) incur or assume any material obligations or liabilities with respect to the Acquired Assets, the Acquired Stores or the Consumer Direct Business, unless such obligations or liabilities are fulfilled by the Seller or otherwise terminate prior to the Closing;
          (c) fail to pay or satisfy any accounts payable or other obligations when due in the ordinary course of business (excluding items disputed in good faith);
          (d) (i) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement with a Transferred Employee, (ii) increase (except for normal increases in the ordinary course of business) in any manner the compensation or fringe benefits of, or materially modify the employment terms of, any Transferred Employees, or (iii) hire any new employee if such employee would work in any Acquired Store or the Consumer Direct Business;
          (e) acquire, sell, lease, license or dispose of any assets or property, other than (i) purchases and sales of assets in the ordinary course of business, (ii) as provided for in Section 4.1 and Section 4.2, and (iii) sales of equipment of other assets or property located in the Liquidate Stores;
          (f) mortgage or pledge any of the Acquired Assets or subject any Acquired Assets to any Security Interest;
          (g) institute or settle any Legal Proceeding relating to the Acquired Assets or the Consumer Direct Business; or
          (h) agree or commit to take any of the foregoing actions.

     4.7 Access to Information. The Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Seller.
     4.8 Exclusivity.
          (a) Neither the Seller nor Madeleine shall, and the Seller and Madeleine shall require each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Seller or Madeleine, (ii) furnish any non public information concerning the business, properties or assets of the Seller or Madeleine to any party (other than the Buyer), (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction, or (iv) enter in any agreement with any party (other than the Buyer) concerning any such transaction.
          (b) If the Seller or Madeleine receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Seller or Madeleine shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.
     4.9 American Greetings Contract. Prior to the Closing, the Seller shall (a) terminate, at its sole expense, the Licenses Agreement dated May 9, 2005 and effective as of July 29, 2004 between the Seller and American Greetings Corporation and (b) deliver to the Buyer a copy of an executed termination agreement with respect thereto.
     4.10 Bulk Transfers Law. The Buyer and the Seller each hereby waive compliance with the provisions of the California bulk transfers statute (California Commercial Code Division 6), subject to the indemnity provided for in Article VII.
ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to purchase the Acquired Assets at the Closing is subject to the satisfaction, or waiver by the Buyer, of each of the following conditions:
          (a) the Seller shall have obtained at its own expense (and shall have delivered to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.5 which are required on the part of the Seller in connection with the sale of the Acquired Assets to the Buyer, including without limitation any required consents to assignment of the Assigned Contracts (it being agreed that the delivery of an Assignment of Lease with respect to each Acquired Store shall not be a condition of closing but that the delivery of the Landlord Consent for each Acquired Store shall be a condition of closing);
          (b) the representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that the inaccuracy of any such representation or warranty, individually or in the aggregate, would not have a material adverse effect on the right of the Buyer to own, operate or control the Acquired Assets following the Closing or on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have such a material adverse effect for purposes of this Section 5.1(b));
          (c) there shall have occurred no material adverse change in the business, properties, condition, results of operations, prospects or liabilities of the Seller insofar as they relate to the Acquired Assets, the Acquired Stores or the Consumer Direct Business since December 31, 2005;
          (d) the Seller shall have performed or complied with in all material respects each covenant required to be performed or complied with under this Agreement as of or prior to the Closing;
          (e) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, the Acquired Stores or the Consumer Direct Business, or to conduct the business of the Seller as currently conducted at the Acquired Stores or Consumer Direct Business following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (f) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Seller) of this Section 5.1 is satisfied in all respects;
          (g) the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests;
          (h) the Seller shall have obtained at its expense (and shall have provided to the Buyer) with respect to each jurisdiction to which the Seller may be subject to Tax lien provisions, Tax good standing certificates or such other documentation satisfactory to the Buyer to the effect that Buyer shall incur no liability as a successor transferee or otherwise for Taxes or other liabilities of the Seller;

          (i) the Buyer shall have received from DLA Piper Rudnick Gray Cary US LLP an opinion in substantially the form attached hereto as Exhibit F, addressed to the Buyer and dated as of the Closing Date;
          (j) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions listed in Section 2.1 of the Disclosure Schedule, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and
          (k) the Seller shall have delivered or cause to be delivered to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code (“FIRPTA Tax Certificate”). If the Seller has not provided the certification described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to reduce the Purchase Price by an amount equal to any required withholding Tax under Section 1445 of the Code.
     5.2 Conditions to Obligations of the Seller. The obligation of the Seller to sell the Acquired Assets at the Closing is subject to the satisfaction, or waiver by the Seller, of each of the following conditions:
          (a) the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing;
          (b) the Buyer shall have performed or complied with in all material respects each covenant required to be performed or complied with under this Agreement as of or prior to the Closing;
          (c) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of this Section 5.2 is satisfied in all respects; and
          (e) the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI
POST-CLOSING COVENANTS
     6.1 Employees.
          (a) Effective as of the Closing, the Seller shall terminate the employment of each of its employees designated on Schedule 6.1 attached hereto, which may be updated prior to the Closing by the mutual agreement of the Buyer and the Seller (with such employees being referred to herein as the “Transferred Employees”). Promptly following the Closing, the Buyer shall offer at-will employment to each Transferred Employee. The Seller hereby consents to the hiring of the Transferred Employee by the Buyer and waives, with respect to the employment by the Buyer of the Transferred Employee, any claims or rights the Seller may have against the Buyer or any such employee under any confidentiality, non-solicitation or employment agreement.
          (b) The Seller shall be responsible for and shall pay (i) any back-pay, unpaid vacation, sick or personal time, severance or other amounts owed to any employees as a result of the termination of their employment with the Seller, whether or not such employees are offered employment by, or accept employment with, the Buyer and (ii) any other payments owed to or claims made by any employees or former employees of the Seller that arise out of or relate to the period prior to the Closing Date.
     6.2 UPS Contract.
          (a) The Seller and the Buyer acknowledge that (i) the Seller is a party to a Master Services Agreement with UPS Supply Chains Solutions, Inc. (“UPS”) dated February 25, 2004, as amended, including Service Schedule No. 2 entered into thereunder as of April 21, 2005 (the “UPS Contract”), under which UPS provides to the Seller warehousing and distribution services out of its Mira Loma, CA facility, (ii) the UPS Contract is an Assigned Contract, the term of the UPS Contract expires on March 31, 2010 and a termination fee is due and payable to UPS pursuant to “Exhibit D” of the UPS Contract in the event of an early termination by the Seller or its successor (together with any and all other costs owed to UPS associated with such a termination, the “UPS Termination Fee”), and (iii) that the Buyer intends to terminate the UPS Contract prior to its expiration.
          (b) The Buyer shall (i) negotiate in good faith with UPS with respect to a restructuring of the distribution and logistics relationship with UPS under the UPS Contract, which may or may not include the relocation of such services to another UPS facility, (ii) explore in good faith ways to terminate the UPS Contract in a manner that would mitigate at least in part the amount of the Termination Fee due and payable by the Seller and (iii) use commercially reasonable efforts to conclude negotiations with UPS with respect to the matters referenced in clauses (i) and (ii), or otherwise fix the amount of any Termination Fee due to UPS, within twelve months following the Closing Date. Notwithstanding the foregoing, the Buyer shall have the full and unconditional authority and right amend and/or terminate the UPS Contract, and shall have no liability to the Seller in the event that such an amendment or agreement does not eliminate or reduce the applicable Termination Fee.

          (c) Following the execution by the Buyer of a agreement with UPS fixing the UPS Termination Fee or the termination by the Buyer of the UPS Contract in a manner that triggers the UPS Termination Fee, the Buyer shall be entitled, by delivery of written notice to the Seller and the Escrow Agent of such termination or the execution of such agreement and (if applicable) a copy of such agreement evidencing the amount of the UPS Termination Fee, to withdraw funds held under the UPS Escrow Agreement in an amount equal to the amount of the UPS Termination Fee so due, without the need for any consent, approval or action on the part of the Seller. In the event that the Buyer is able to negotiate with UPS a UPS Termination Fee that is less than that amount that would have been required under the UPS Contract in the event of a termination of the UPS Contract at such time, the Buyer shall be entitled to withdraw additional funds held under the UPS Escrow Agreement in an amount equal to 50% of the excess of the termination fee mandated under the UPS Contract over the amount of the UPS Termination Fee actually paid, without the need for any consent, approval or action on the part of the Seller. Any remaining funds held under the UPS Escrow Agreement, following the payments to the Buyer provided for in this Section 6.2(c), shall be paid to the Seller promptly following such payments to the Buyer. The full balance of the UPS Escrow on July 1, 2008, if any, shall be paid to the Seller on July 1, 2008 (when the amount of the UPS Termination Fee under the UPS Contract will have been reduced to zero by the terms of the UPS Contract).
     6.3 Operation and Closing of Temporary Liquidation Stores; Post-Closing Inventory Arrangements.
          (a) Following the Closing, the Seller may operate the Temporary Liquidation Stores solely for the purpose of liquidating the Seller Post-Closing Inventory (as defined in Section 6.3(c)) in accordance with this Section 6.3. The Seller shall use its Reasonable Best Efforts to negotiate and execute a lease termination agreement with the landlord under the lease for each of the Temporary Liquidation Stores (other than those for which a lease termination agreement was executed prior to the Closing Date) as promptly as practicable following the Closing Date. The Seller shall, regardless of whether it has executed a lease termination agreement with respect to such store, close each of the September Temporary Liquidation Stores on or prior to September 30, 2006 and close each of the December Temporary Liquidation Stores on or prior to December 31, 2006. The Seller shall be solely responsible, at no cost to the Buyer, for all costs, expenses, obligations and liabilities of any nature associated with (i) operating the Temporary Liquidation Stores, including those related to the store employees and support personnel necessary to operate and support the Temporary Liquidation Stores, (ii) closing the Temporary Liquidation Stores, and (iii) terminating the leases with respect to the Temporary Liquidation Stores (including without limitation any termination or other payments to the landlords under the leases for such stores).
          (b) The Buyer shall sell to the Seller, and the Seller shall purchase from the Buyer, either prior to or within three business days following receipt of such inventory by the Buyer, any inventory that is purchased by the Buyer pursuant to purchase orders assumed by the Buyer at the Closing for Go-Forward Inventory that is not Buyer-Allocated Warehouse Inventory (because it was not necessary and appropriate to support the operation of the Acquired Stores and the Consumer Direct Business following the Closing). The purchase price to be paid by the Seller for such inventory shall be the price paid for it by the Buyer (less any deposits on such inventory paid by the Seller). Notwithstanding the foregoing, any fees or expenses charged by UPS related to receiving, allocating or separating such inventory shall be shared by the parties in proportion to the amounts of such inventory to be allocated to each party. The Seller shall either take delivery of such purchased inventory directly from the vendor at the Temporary Liquidation Store Warehouse or shall, at the Seller’s expense, pick up such inventory at the Warehouse and move it to the Temporary Liquidation Store Warehouse within three business days following receipt of such inventory by the Buyer.
          (c) For purposes of this Agreement, “Seller Post-Closing Inventory” shall mean all Liquidation Inventory that is (i) owned by the Seller on the Closing Date or (ii) acquired by the Seller following the Closing Date (whether through purchase orders existing on the Closing Date for inventory other than Go-Forward Inventory or through purchases from the Buyer pursuant to Section 6.3(b)). No Seller Post-Closing Inventory shall be stored at the Warehouse. Except as provided in the following sentence, the Seller shall allocate and ship Seller Post-Closing Inventory to the Temporary Liquidation Stores or other liquidation outlets permitted by this Section 6.3 using the information technology, inventory allocation and financial reporting systems (the “Operational Systems”) other than the ones acquired by the Buyer as part of the Acquired Assets and in a manner such that no data or financial results relating to the Temporary Liquidation Stores shall in any way be shared or commingled with the data of the Buyer relating to the Acquired Stores.
          (d) The Seller may liquidate the Seller Post-Closing Inventory in the following ways:
               (i) The Seller may sell Seller Post-Closing Inventory in the Temporary Liquidation Stores, upon the following terms.
                    (A) The Seller shall operate the Temporary Liquidation Stores, and shall close the Temporary Liquidation Stores, in a manner designed to protect the brand image and goodwill of the Illuminations brand. The Buyer acknowledges and agrees that the Seller will be disposing of inventory in the Temporary Liquidation Stores in a manner customary for the closing of a store, including without limitation selling products at prices lower than customary retail prices for such products and posting signs indicating that such store is being closed. However, the Seller may not use, in connection with store signage or other advertising or promotional materials, the phrase “going out of business” or any similar phrase that implies that the entire Illuminations business or brand (as opposed to a particular store) is being closed, liquidated or terminated. The Seller agrees that it will not, directly or indirectly, file for protection under any federal or state bankruptcy, reorganization, receivership, insolvency or similar law affecting the rights of creditors generally, make an assignment for the benefit of creditors, appoint (or permit the appointment of) a receiver or custodian for the Seller or any of its assets, or otherwise seek to reject or avoid its obligations under any real estate leases or other contractual obligations.
                    (B) With the consent of the Buyer, which shall not be unreasonably withheld, the Seller may delegate all or a portion of the operation of the Temporary Liquidation Stores to a liquidator such as Gordon Brothers or HILCO; provided, however, that to the extent any branded inventory is to be sold by such liquidator other than through the Temporary Liquidation Stores, the liquidation plan for such inventory (including the geographies, trade channels and customers) must be approved in advance by the Buyer and Wally Arnold.
                    (C) Wally Arnold, Jenness Nichols and Paulette Sun Davis shall devote only a limited amount of time to the operation of the Temporary Liquidation Stores and the liquidation of the Seller Post-Closing Inventory, and Noah Treshnell shall devote a reasonable amount of time to the operation of the Temporary Liquidation Stores and the liquidation of the Seller Post-Closing Inventory, all as agreed by Wally Arnold and the Chief Executive Officer of the Buyer, provided that such time shall not materially interfere with their respective responsibilities as employees of the Buyer. No other employees of the Buyer shall devote any time to such matters.
               (ii) The Seller may liquidate Seller Post-Closing Inventory on a “wholesale basis” via sales to reputable off-price retailers, such as TJX or Ross Stores; provided that the Seller shall use its Reasonable Best Efforts to make such wholesale sales in geographic markets where the Buyer is not operating Acquired Stores and otherwise in a manner designed not to dilute or damage the brand image of Illuminations.
               (iii) The Seller shall use its Reasonable Best Efforts to complete the liquidation of all Seller Post-Closing Inventory as soon as practicable following the Closing in accordance with the terms of this Agreement, and in any event, no later than December 31, 2006.
          (e) The Seller shall be responsible for any variable costs incurred under the UPS Contract related to the Seller Post-Closing Inventory and, if initially paid by the Buyer, the Seller shall promptly reimburse the Buyer for such costs upon receipt from the Buyer of documentation of the costs so incurred. The Buyer and the Seller agree that no fixed costs under the UPS Contract shall be allocated to the Seller Post-Closing Inventory.
          (f) While Seller is operating the Temporary Liquidation Stores, Buyer shall make available to Seller for use as spare parts, at no cost to Seller other than reimbursement of shipping expenses, any unused store level POS equipment which Buyer has removed from the Leased Premises.
     6.4 Liquidated Damages for Late Store Closings.
          (a) In the event that any of the Termination-in-Progress Stores or TBD Stores is not completely closed by the Closing Date, or any of the September Temporary Liquidation Stores is not completely closed by September 30, 2006 or any of the December Temporary Liquidation Stores is not completely closed by December 31, 2006, the Seller shall pay to the Buyer, on demand, liquidated damages relating to the breach of the Seller’s covenant to close such stores by such dates in an amount equal to $300 per day per store for every day on which any such store remains open past the deadline set forth in this Agreement for closing such store.
          (b) The Buyer and the Seller acknowledge and agree that the liquidated damages provision in this Section 6.4 is reasonable and appropriate because (i) the closing of the

Termination-in-Progress Stores and the TBD Stores by the Closing Date and the closing of the September Temporary Liquidation Stores by September 30, 2006 and the December Temporary Liquidation Stores by December 31, 2006 is an integral inducement for the Buyer’s execution of this Agreement and is critical to the Buyer’s successful operation of the Acquired Stores and (ii) the actual damages caused by the Seller’s breach of any of its store closing covenants, while real and potentially substantial, would be extremely difficult to measure. The Buyer and the Seller agree that the liquidated damages provision in this Section 6.4 (and the enforcement mechanisms in Article VII and the Indemnification Escrow Agreement) shall represent the Buyer’s sole remedy for damages arising from such breach and shall be in lieu of any actual damages the Buyer may be able to demonstrate.
     6.5 Proprietary Information. From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Agreements or as required by legal process), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets or the Seller’s business, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate. The Seller shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the business of the Seller that are not Assigned Contracts. Buyer agrees to reimburse the Seller for all reasonable costs and expenses incurred by the Seller pursuant to the previous sentence.
     6.6 Non-Competition.
          (a) For a period of five years after the Closing Date, the Seller shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, in any state in which any of the Acquired Stores are located, (i) design, develop, manufacture, market, sell or license any product that is competitive with any product designed, developed (or under development), manufactured, sold or licensed by the Seller within the three-year period prior to the Closing Date or (ii) engage in any business competitive with the business of the Seller as conducted as of the Closing Date or during the three-year period prior to the Closing Date. The Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party that are not Assigned Contracts. Notwithstanding the foregoing, the Seller shall be permitted to dispose of the Seller Post-Closing Inventory in the manner permitted by Section 6.3.
          (b) The Seller acknowledges and agrees that (i) the Buyer would not be willing to purchase the Acquired Assets in the absence of this non-competition covenant from the Seller, (ii) this non-competition covenant is necessary for the protection of the value of the goodwill being purchased by the Buyer and (iii) the duration and geographic scope of this non-competition covenant are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.
     6.7 Tax Matters.
          (a) All sales and transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets (collectively, the “Transfer Taxes”) contemplated by this Agreement shall be paid half by the Seller and half by the Buyer, provided, however, that if the Transfer Taxes exceed $25,000, the Buyer shall only be required to pay $12,500 of the Transfer Taxes, and the remainder of such Transfer Taxes shall be paid by the Seller.
          (b) Notwithstanding any other provision in this Agreement, the Buyer and the Escrow Agent shall have the right (a) to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreements) if such withholding is required by law and (b) to collect any necessary Tax forms, as applicable, or any similar information, from the Seller and any other recipients of payments hereunder or thereunder. To the extent that amounts are so withheld, the obligation to pay such withheld amounts to the Seller or other recipient of payments in respect of which such deduction and withholding was made shall be treated for all purposes of this Agreement as having been discharged.
     6.8 Sharing of Data.
          (a) If the Acquired Assets include any books or records related to the operations of the Seller prior to May 1, 2005, the Buyer shall deliver copies of such books and records to the Seller on the Closing Date.
          (b) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by the Seller prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the business of the Seller after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

          (c) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Acquired Assets, the Acquired Stores or the Consumer Direct Business held by any federal, state, county or local authorities, agencies or instrumentalities.
     6.9 Use of Name.
          (a) Except as set forth in Section 6.9(b), the Seller shall not use, and shall not permit any Affiliate to use, the name “Illuminations” or any name reasonably similar thereto after the Closing Date. Within 15 days following the Closing Date, the Seller shall amend any of its corporate registrations or qualifications or other records to the extent necessary to comply with this provision.
          (b) The Buyer hereby grants the Seller a nonexclusive, nontransferable license to use the “Illuminations” trademark, until December 31, 2006, solely in connection with the liquidation by the Seller of the Seller Post-Closing Inventory pursuant to Section 6.3 of this Agreement. The Buyer shall have the right to examine any of the products included in the Seller Post-Closing Inventory and, if the quality of such products is not satisfactory to the Buyer, the Seller shall remove the “Illuminations” trademark from such products prior to any distribution of such products.
     6.10 Allocation. The Buyer and the Seller use good faith efforts to reach agreement, within 30 days following the Closing, upon the allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets and any other contractual rights or benefits to which the Purchase Price is properly allocable, for all purposes (including financial accounting and tax purposes). The Buyer and the Seller shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such agreed-upon allocation.
     6.11 Maintenance of Corporate Existence. The Seller shall maintain its corporate existence for a period of 18 months following the Closing Date.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expense (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expense of litigation) (collectively, “Damages”), incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Seller contained in this Agreement, any Ancillary

Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;
          (c) any Retained Liabilities;
          (d) the UPS Termination Fee or the termination of the UPS Contract; or
          (e) the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, the California bulk transfers statute.
     7.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:
          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;
          (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or
          (c) any Assumed Liabilities.
     7.3 Indemnification Claims.
          (a) A party entitled, or seeking to assert rights, to indemnification under this Article VII (an “Indemnified Party”) shall give written notification to the party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of suit or proceeding by a person or entity other than a Party for which indemnification may be sought under this Article VII (a “Third Party Action”). Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The party not controlling the defense of any Third Party Action (the “Non-controlling Party”) may participate in such defense at its own expense. The party controlling the defense of any Third Party Action (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
          (b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver to the Indemnifying Party a written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (the “Claimed Amount”), to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages (the “Claim Notice”). If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Indemnification Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.
          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (a “Response”), in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the

Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Indemnification Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer from the Indemnification Escrow Agreement), (ii) agree that the Indemnified Party is entitled to receive a portion, but not all, of the Claimed Amount (such portion, the “Agreed Amount”) (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Indemnification Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer from the Indemnification Escrow Agreement) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
          (d) During the 30-day period following the delivery of a Response in which the Indemnifying Party disputes its liability for all or part of the Claimed Amount (a “Dispute”), the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration, conducted by a single arbitrator selected by the Buyer and the Seller (the “Arbitrator”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect from time to time (the “Commercial Rules”) and the following provisions.
               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
               (ii) The parties shall commence the arbitration by jointly filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).
               (iii) For claims in which the ad damnum is less than $2,000,000, no depositions or other discovery shall be conducted in connection with the arbitration.
               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.12), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.
               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement,

including the provisions of this Section 7.3(d), or (y) address or resolve any issue not submitted by the parties.
               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.
          (e) If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Indemnification Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the amount held in escrow pursuant to the Indemnification Escrow Agreement shall be disbursed to the Buyer and/or the Seller (which notice shall be consistent with the terms of the resolution of the Dispute).
          (f) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).
          (g) Any claim by the Buyer for payment under the UPS Escrow Agreement pursuant to Section 6.2(c) shall be governed by the provisions of the UPS Escrow Agreement, and shall not be governed by the provisions of this Section 7.3.
     7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date one year following the Closing Date, except that the representations and warranties set forth in Section 2.3, Section 2.7(a) and Section 3.2 shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under this Article VII (an “Expected Claim Notice”) based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the first anniversary of the Closing Date with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Seller in accordance with the terms of the Indemnification Escrow Agreement.
     7.5 Limitations.
          (a) For a period of one year following the Closing Date, the Seller shall hold $4,000,000 of the Purchase Price paid to the Seller at the Closing (the “Indemnification Funds”) in a separate account, and shall provide the Buyer upon request with bank statements or other evidence of the segregation of the Indemnification Funds. During such one-year period, the Seller may not distribute the Indemnification Funds to Madeleine or any other stockholder of the Seller or use the Indemnification Funds for any other purpose, except to make indemnification payments to the Buyer pursuant to this Article VII. Notwithstanding the foregoing: (i) the Seller shall be entitled to reduce the amount of the Indemnification Fund by $1,500,000 on the date that is 210 days following the Closing Date, and (ii) promptly following the Seller’s delivery to the Buyer of (A) written notice of the execution of an Assignment of Lease with respect to any of the leases set forth on Schedule 7.5(a) attached hereto (each, a “Scheduled Lease Assignment” and collectively, the “Scheduled Lease Assignments”), and (B) a copy of such Scheduled Lease Assignment, the Seller shall be entitled to reduce the amount of the Indemnification Fund by $66,667 for each such Scheduled Lease Assignment without the need for any consent, approval or action on the part of the Buyer.
          (b) The aggregate liability of the Seller for Damages under this Article VII shall not exceed (i) in respect of all liabilities other than those subject to the UPS Escrow Agreement, the amounts held under the Indemnification Escrow Agreement plus the amounts in the Indemnification Fund, provided that the limitations set forth in this sentence shall not apply to (i) a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Section 2.3 or Section 2.7(a), (ii) a claim pursuant to Section 7.1(b) relating to a breach of the covenants set forth in Article VI other than Section 6.2 or Section 6.4 or (iii) a claim pursuant to Section 7.1(c). The Seller shall not be liable under this Article VII unless and until the aggregate Damages for which it would otherwise be liable under this Article VII exceed $100,000 (at which point the Seller shall become liable for the aggregate Damages under this Article VII, and not just amounts in excess of $100,000); provided that this sentence shall not apply to a claim pursuant to Section 7.1(c). For purposes of determining the amount of Damages incurred by an Indemnified Party under this Article VII, all representations and warranties of the

Seller in Article II (other than in Section 2.4(c) and Section 2.22) shall be construed as if the term “material” were omitted from such representations and warranties.
          (c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreements shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.
     7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to an Escrow Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.
ARTICLE VIII
TERMINATION
     8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:
          (a) the Parties may terminate this Agreement by mutual written consent;
          (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Seller of written notice of such breach;
          (c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Buyer of written notice of such breach;
          (d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before December 31, 2006 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or
          (e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 31, 2006 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

     8.2 Effect of Termination. If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for willful breaches of this Agreement prior to termination).
ARTICLE IX
MISCELLANEOUS
     9.1 Press Releases and Announcements. The Parties acknowledge that the Buyer will publicly announce the execution of this Agreement and may be obligated to make filings with the Securities and Exchange Commission concerning this Agreement and the acquisition contemplated hereby. The Seller shall not issue any press release or make any other public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.
     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.
     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof (including without limitation the letter agreement dated June 26, 2006); provided that the Nondisclosure Agreement dated August 15, 2005 between the Buyer and the Seller shall remain in effect in accordance with its terms but shall expire effective upon the Closing.
     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights or interests hereunder to one or more Affiliates of the Buyer and may designate a subsidiary of the Buyer to purchase the Acquired Assets and assume the Assumed Liabilities at the Closing (provided that the Buyer shall retain its obligations to the Seller under this Agreement). Any attempted assignment in contravention of this provision shall be void.
     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:
Candle Acquisition Co., dba	Madeleine LLC
Illuminations	c/o Cerberus Partners
1736 Corporate Circle	11812 San Vicente Blvd. #300
Petaluma, CA 94954	Los Angeles, CA 90049
Attn: Paulette Sun Davis	Attn: Robert Davenport

DLA Piper Rudnick Gray Cary US LLP
153 Townsend Street, Suite 800
San Francisco, CA 94107
Attn: Robb A. Scott, Esq.

If to the Buyer:	Copy to:
The Yankee Candle Company, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
16 Yankee Candle Way	60 State Street
P.O. Box 110	Boston, MA 02109
South Deerfield, MA 01373	Attn: Patrick J. Rondeau, Esq.
Attn: Craig W. Rydin
James A. Perley
     Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     9.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.
     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     9.11 Expenses. Except as set forth in Section 1.6, Article VII and the Escrow Agreements, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     9.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.12 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.
     9.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference herein to “including” shall be interpreted as “including without limitation”. Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE YANKEE CANDLE COMPANY, INC.

By: Title:	/s/ Craig W. Rydin Craig W. Rydin
Chairman and Chief Executive Officer

CANDLE ACQUISITION CO.

By:	/s/ Paulette Sun Davis

Title:	President
     The following party hereby executes this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Section 4.8.

MADELEINE LLC

By: Title:	/s/ Bob Davenport Attorney-in-fact